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                                                                EXHIBIT 24.2

                        CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement of Integrated Process Equipment Corp. (the "Company") on Form S-8 (Registration No. 33-79178) filed with the Securities and Exchange Commission (the "Commission") on May 20, 1994, the Company's Registration Statement on Form S-8 (Registration No. 33-80936) filed with the Commission on June 28, 1994 and the Company's Registration Statement on Form S-3 Amendment No. 3 (Registration No. 3 (Registration No. 33-90384) filed with the Commission on May 12, 1995 of our report dated August 18, 1995, on our audits of the consolidated financial statements of the Company as of June 30, 1995 and for each of the years in the two-year period then ended, which report is included in this Annual Report on Form 10-K.


Richard A. Eisner & Company, LLP

New York, New York
September 11, 1996